UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    August 31, 2016

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2016, Pinnacle West Capital Corporation (“Pinnacle West”) entered into a 364-day unsecured revolving credit facility with The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Agent and Issuing Bank, and JPMorgan Chase Bank, N.A., as Syndication Agent, allowing Pinnacle West to borrow, repay and reborrow, from time to time, up to $75 million through August 30, 2017. Pinnacle West will use the new facility to directly or indirectly fund or otherwise support obligations related to 4C Acquisition, LLC, a subsidiary of Pinnacle West. The facility can also be used for letters of credit. Borrowings under the facility will bear interest at LIBOR plus 0.80% per annum.

Borrowings under the facility are conditioned on Pinnacle West’s ability to make certain representations at the time each borrowing is made, except for representations concerning no material adverse effect and certain litigation matters, which were made only at the time the facility was entered into. The facility includes customary covenants, including requirements that Pinnacle West maintain ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company, maintain a consolidated debt-to-capitalization ratio no greater than a prescribed level and comply with certain lien restrictions. The facility also includes customary events of default, including a cross default provision and a change of control provision. If an event of default occurs, lenders holding a specified percentage of the commitments, or the agent with such lenders’ consent, may terminate the obligations of the lenders to make loans under the facility and the obligations of the issuing banks to issue letters of credit and may declare the obligations outstanding under the facility to be due and payable.

Pinnacle West and its affiliates maintain normal banking and other relationships with the agents/lenders in the new facility and/or their affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: August 31, 2016	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer